Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2018 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--March 20, 2019--WEX Inc. (NYSE: WEX), a leading financial technology service provider, will host a conference call at 4:30 pm today to discuss its financial results for the three months and year ended December 31, 2018. The Company's financial results, which were included on its Form 10-K filed on March 18, 2019 and its Form 10-K/A filed on March 20, 2019, have been updated from the preliminary results announced on February 22, 2019 due to corrections of previously disclosed errors as well as other immaterial changes not previously recorded.

Fourth Quarter and Full Year 2018 Financial Results

Total revenue for the fourth quarter of 2018 increased 15% to $381.2 million from $331.6 million for the fourth quarter of 2017. Of the $49.6 million increase in the quarter, only $13.5 million was the result of higher fuel prices.

Net income attributable to shareholders on a GAAP basis for the fourth quarter decreased by $65.9 million to $21.3 million, or $0.49 per diluted share, compared with $87.2 million, or $2.02 per diluted share for the same period a year ago, which benefited $60.6 million due to the enactment of the 2017 Tax Act. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $91.8 million for the fourth quarter of 2018, or $2.11 per diluted share, up 34% per diluted share from $68.0 million, or $1.57 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2018, revenue increased 20% to $1.49 billion from $1.25 billion in 2017. Net income attributable to shareholders on a GAAP basis was $3.86 per diluted share in 2018 compared to $3.71 per diluted share in 2017. On a non-GAAP basis, adjusted net income per diluted share increased 56% to $8.28 from $5.32 in 2017. Net income attributable to shareholders in 2018, on both a GAAP and non-GAAP basis, is different than the preliminary amounts announced on February 22, 2019.

"We had a strong finish to 2018, with top-line performance that exceeded our targets for the fourth quarter," said Melissa Smith, WEX's president and chief executive officer. "Our performance this quarter capped another outstanding year for WEX, underscored by record revenue, new and innovative products and strategic M&A that has expanded our penetration into the high-growth and dynamic corporate payments and consumer-directed healthcare markets."

Smith continued, "Our team continues to execute on our strategic pillars to deliver outstanding results while building a strong foundation for sustained growth and value creation over the long term. This includes making significant progress on the implementation and integration of the Chevron and Shell portfolios as well as the acquisitions of Noventis and Discovery Benefits. As we look ahead, we remain committed to providing our customers with the most innovative products and capabilities and believe we are well-positioned to enhance scalability and capture additional market share in 2019."

Fourth Quarter 2018 Performance Metrics

  Average number of vehicles serviced was approximately 12.5 million, an increase of 11% from the fourth quarter of 2017.
  Total fuel transactions processed increased 7% from the fourth quarter of 2017 to 139.5 million. Payment processing transactions increased 7% to 115.9 million.
  U.S. retail fuel price increased to $2.94 per gallon from $2.68 per gallon in the fourth quarter of 2017.
  Travel and Corporate Solutions purchase volume grew 11% to $8.2 billion, from $7.4 billion for the fourth quarter of 2017.
  Health and Employee Benefit Solutions average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 17% to 11.5 million from 9.8 million for the fourth quarter of 2017.

"Our strong fourth quarter and fiscal year performance, driven primarily by volume, is reflective of leveraging our strategic investments to support solid organic growth. We continue to build a stronger growth foundation to capitalize on additional opportunities in fleet, corporate payments, and especially within the consumer-directed healthcare market which is one of the fastest growing areas in healthcare," said Roberto Simon, WEX's chief financial officer.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and indeterminate amount of certain elements that are included in reported GAAP earnings. The full year guidance below is updated from the preliminary 2019 guidance provided on February 22, 2019 to include the revenue related to the Discovery Benefits acquisition, which closed on March 5, 2019, and a refinement to our estimate for Noventis for revenue recognition.

  For the first quarter of 2019, WEX expects revenue in the range of $375 million to $380 million and adjusted net income in the range of $72 million to $74 million, or $1.64 to $1.70 per diluted share.
  For the full year 2019, the Company expects revenue in the range of $1,680 million to $1,720 million and adjusted net income in the range of $385 million to $403 million, or $8.80 to $9.20 per diluted share.

First quarter and full year 2019 guidance is based on an assumed average U.S. retail fuel price of $2.60 and $2.63 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from mid February. Our guidance also assumes that fleet credit loss for first quarter will be in the range of 13 to 18 basis points and the full year will be in the range of 13 to 18 basis points. Our guidance assumes approximately 43.8 million shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges and asset write-offs, gain on divestiture, debt restructuring and debt issuance cost amortization, non-cash adjustments related to tax receivable agreement, similar adjustments attributed to our non-controlling interest and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to foreign currency exchange rates, unrealized gains and losses on financial instruments, and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

As previously disclosed beginning in the first quarter of 2018, the Company has modified the presentation of certain line items in its consolidated statements of income. Under the new presentation, the Company segregates cost of services from other operating expenses and has reclassified its operating expenses into functional categories in order to provide additional detail into the underlying drivers of changes in operating expenses and align its presentation with industry practice. There are no changes to the presentation of revenues, non-operating expenses or other statement of income captions. Additionally, the revised presentation does not result in a change to previously reported revenues, operating income, income before income taxes or net income. Amounts from the prior period have been recast to reflect the new presentation.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency exchange rates and fuel prices for each of our operating segments for the three and twelve months ended December 31, 2018 and 2017, and in Exhibit 3, a table of selected non-financial metrics for the five quarters ended December 31, 2018. The Company is also providing selected segment revenue information for the three and twelve months ended December 31, 2018 and 2017 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today at 4:30 p.m. (ET). The conference call will be webcast live on the Internet and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing 866-334-7066 or 973-935-8463. The Conference ID number is 9349768. A replay of the webcast will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX Inc. (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through approximately 4,800 associates around the world. WEX fleet cards offer 12.5 million vehicles exceptional payment security and control; purchase volume in its Travel and Corporate Solutions segment grew to $34.7 billion in 2018; and the WEX Health financial technology platform helps approximately 343,000 employers and 28 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities; profitability; and, market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the material weaknesses disclosed in Item 9A of the Company's annual report on Form 10-K for the year ended December 31, 2018 and the effects of the Company's investigation and remediation efforts in connection with certain immaterial errors in the financial statements of our Brazilian subsidiary; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2018, filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2018	2017	2018	2017
Revenues
Payment processing revenue	$193,928	$145,732	$723,991	$569,166
Account servicing revenue	71,928	78,032	308,096	276,570
Finance fee revenue	50,520	52,657	208,627	188,792
Other revenue	64,820	55,158	251,925	214,049
Total revenues	381,196	331,579	1,492,639	1,248,577
Cost of services
Processing costs	77,689	69,984	309,450	278,056
Service fees	13,808	15,544	53,655	72,957
Provision for credit losses	16,070	13,521	66,482	64,218
Operating interest	10,126	7,944	38,407	24,993
Depreciation and amortization	19,877	19,422	79,935	74,061
Total cost of services	137,570	126,415	547,929	514,285
General and administrative	55,172	48,867	209,319	184,339
Sales and marketing	60,385	41,928	229,234	163,654
Depreciation and amortization	31,053	33,875	119,870	129,663
Impairment charges	3,225	27,996	5,649	44,171
Gain on divestiture	—	(20,958)	—	(20,958)
Operating income	93,791	73,456	380,638	233,423
Financing interest expense	(26,463)	(25,618)	(105,023)	(107,067)
Net foreign currency (loss) gain	(11,362)	(2,090)	(38,800)	31,487
Net unrealized (losses) gains on financial instruments	(15,792)	2,163	2,579	1,314
Non-cash adjustments related to tax receivable agreement	(775)	15,259	(775)	15,259
Income before income taxes	39,399	63,170	238,619	174,416
Income taxes	17,464	(23,801)	68,843	15,450
Net income	21,935	86,971	169,776	158,966
Less: Net income (loss) from non-controlling interest	678	(210)	1,481	(1,096)
Net income attributable to shareholders	$21,257	$87,181	$168,295	$160,062

Net earnings attributable to WEX Inc. per share:
Basic	$0.49	$2.03	$3.90	$3.72
Diluted	$0.49	$2.02	$3.86	$3.71
Weighted average common shares outstanding:
Basic	43,199	43,020	43,156	42,977
Diluted	43,535	43,158	43,574	43,105

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)
	December 31,
	2018	2017
Assets
Cash and cash equivalents	$541,498	$503,519
Restricted cash	13,533	18,866
Accounts receivable (net of allowances of $46,948 in 2018 and $33,387 in 2017)	2,584,203	2,455,907
Securitized accounts receivable, restricted	109,871	150,235
Prepaid expenses and other current assets	149,021	77,532
Total current assets	3,398,126	3,206,059
Property, equipment and capitalized software (net of accumulated depreciation of $307,750 in 2018 and $264,928 in 2017)	187,868	163,908
Goodwill and other intangible assets (net of accumulated amortization of $509,055 in 2018 and $392,827 in 2017)	2,866,323	3,030,179
Investment securities	24,406	23,358
Deferred income taxes, net	9,643	7,721
Other assets	284,229	257,641
Total assets	$6,770,595	$6,688,866
Liabilities and Stockholders’ Equity
Accounts payable	$814,742	$843,180
Accrued expenses	325,801	315,346
Short-term deposits	927,444	986,989
Short-term debt, net	216,517	397,218
Other current liabilities	27,067	33,123
Total current liabilities	2,311,571	2,575,856
Long-term debt, net	2,133,923	2,027,752
Long-term deposits	345,231	306,865
Deferred income taxes, net	151,685	116,248
Other liabilities	32,261	32,045
Total liabilities	4,974,671	5,058,766
Commitments and contingencies
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized; 47,557 issued in 2018 and 47,352 in 2017; 43,129 shares outstanding in 2018 and 43,022 in 2017	475	473
Additional paid-in capital	593,262	569,319
Retained earnings	1,481,593	1,312,660
Accumulated other comprehensive loss	(117,291)	(89,230)
Treasury stock at cost; 4,428 shares in 2018 and 2017	(172,342)	(172,342)
Total WEX Inc. stockholders' equity	1,785,697	1,620,880
Non-controlling interest	10,227	9,220
Total stockholders’ equity	1,795,924	1,630,100
Total liabilities and stockholders’ equity	$6,770,595	$6,688,866

Exhibit 1
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders (in thousands, except per share data) (unaudited)
	Three Months Ended December 31,
	2018		2017
		per diluted share		per diluted share
Net income attributable to shareholders	$21,257	$0.49	$87,181	$2.02
Unrealized losses (gains) on financial instruments	15,792	0.36	(2,163)	(0.05)
Net foreign currency remeasurement loss	11,362	0.26	2,090	0.05
Acquisition-related intangible amortization	34,590	0.79	39,207	0.91
Other acquisition and divestiture related items	1,351	0.03	1,620	0.04
Stock-based compensation	9,444	0.22	8,133	0.19
Restructuring and other costs	5,443	0.13	960	0.02
Impairment charges and asset write-offs	3,225	0.07	27,996	0.65
Gain on divestiture	—	—	(20,958)	(0.49)
Debt restructuring and debt issuance cost amortization	2,586	0.06	2,069	0.05
Non-cash adjustments related to tax receivable agreement	775	0.02	(15,259)	(0.35)
ANI adjustments attributable to non-controlling interest	(481)	(0.01)	(401)	(0.01)
Tax related items	(13,537)	(0.31)	(62,512)	(1.45)
Adjusted net income attributable to shareholders	$91,807	$2.11	$67,963	$1.57
	Year Ended December 31,
	2018		2017
		per diluted share		per diluted share
Net income attributable to shareholders	$168,295	$3.86	$160,062	$3.71
Unrealized gains on financial instruments	(2,579)	(0.06)	(1,314)	(0.03)
Net foreign currency remeasurement loss (gain)	38,800	0.89	(31,487)	(0.73)
Acquisition-related intangible amortization	138,186	3.17	153,810	3.57
Other acquisition and divestiture related items	4,143	0.10	5,000	0.12
Stock-based compensation	35,103	0.81	30,487	0.71
Restructuring and other costs	13,717	0.31	11,129	0.26
Impairment charges and asset write-offs	5,649	0.13	44,171	1.02
Gain on divestiture	—	—	(20,958)	(0.49)
Debt restructuring and debt issuance cost amortization	14,101	0.32	10,519	0.24
Non-cash adjustments related to tax receivable agreement	775	0.02	(15,259)	(0.35)
ANI adjustments attributable to non-controlling interests	(1,370)	(0.03)	(1,563)	(0.04)
Tax related items	(53,918)	(1.24)	(115,278)	(2.67)
Adjusted net income attributable to shareholders	$360,902	$8.28	$229,319	$5.32

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, impairment charges and asset write-offs, gain on divestiture, debt restructuring and debt issuance cost amortization, non-cash adjustments related to tax receivable agreement, similar adjustments attributable to our non-controlling interest and certain tax related items.

Although adjusted net income is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments The Company considers this measure integral because it excludes the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:
  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany balances denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry. During the year ended December 31, 2017, the Company determined that our Telapoint business did not align with the long-term strategy of our core businesses and as a result sold the net assets of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. This also includes other immaterial costs that the Company has incurred and are non-operational and non-recurring. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business.
  Impairment charges and asset write-offs represent non-cash write-offs, which do not reflect recurring costs that would be relevant to the Company's continuing operations. In 2018, impairment charges represent a goodwill impairment related to Fleet Solutions operations in Latin America. We also impaired computer software which was determined to have no future value. In 2017, we incurred impairment charges of certain prepaid services following a strategic decision to in-source certain technology functions and on certain payment processing software as part of our ongoing platform consolidation strategy. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company's historical operating results and to other companies in its industry.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests and to non-cash adjustments related to our tax receivable agreement have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:
Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.

	Three months ended December 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Reported revenue	$253,794	$219,797	$77,991	$60,308	$49,411	$51,474	$381,196	$331,579
FX impact (favorable) / unfavorable	$2,234	$—	$931	$—	$688	$—	$3,853	$—
PPG impact (favorable) / unfavorable	$(13,496)	$—	$—	$—	$—	$—	$(13,496)	$—

	Year ended December 31,
	2018	2017	2018	2017	2018	2017	2018	2017
Reported revenue	$975,140	$823,110	$303,344	$224,047	$214,155	$201,420	$1,492,639	$1,248,577
FX impact (favorable) / unfavorable	$(133)	$—	$(673)	$—	$2,540	$—	$1,734	$—
PPG impact (favorable) / unfavorable	$(56,856)	$—	$—	$—	$—	$—	$(56,856)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-US denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on adjusted net income:

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions

	Three months ended December 31,
	2018	2017	2018	2017	2018	2017
FX impact (favorable) / unfavorable	$557	$—	$297	$—	$2	$—
PPG impact (favorable) / unfavorable	$(8,559)	$—	$—	$—	$—	$—

	Year ended December 31,
	2018	2017	2018	2017	2018	2017
FX impact (favorable) / unfavorable	$471	$—	$(751)	$—	$339	$—
PPG impact (favorable) / unfavorable	$(38,172)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices, were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interest and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics[1]
	Q4 2018	Q3 2018	Q2 2018	Q1 2018	Q4 2017
Fleet Solutions:
Payment processing transactions (000s)	115,883	117,680	115,919	109,827	108,767
Payment processing gallons of fuel (000s)	3,033,896	3,051,585	3,012,912	2,877,303	2,877,971
Average US fuel price (US$ / gallon)	$2.94	$3.06	$3.02	$2.78	$2.68
Payment processing $ of fuel (000s)	$9,333,101	$9,723,609	$9,497,050	$8,438,143	$8,119,619
Net payment processing rate	1.38%	1.19%	1.19%	1.27%	1.18%
Payment processing revenue (000s)	$129,084	$116,023	$112,895	$106,978	$95,948
Net late fee rate	0.44%	0.43%	0.38%	0.41%	0.44%
Late fee revenue (000s)	$40,731	$41,641	$35,831	$34,657	$35,510
Travel and Corporate Solutions:
Purchase volume (000s)	$8,210,863	$9,620,787	$8,930,421	$7,940,543	$7,405,045
Net interchange rate	0.64%	0.56%	0.57%	0.56%	0.53%
Payment solutions processing revenue (000s)	$52,878	$54,345	$51,289	$44,777	$39,332
Health and Employee Benefit Solutions:
Purchase volume (000s)	$996,404	$1,061,215	$1,253,309	$1,503,400	$887,511
Average number of SaaS accounts (000s)	11,450	11,057	10,745	10,826	9,774

1 The Company adopted Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers ("Topic 606") as of January 1, 2018, utilizing the modified retrospective method of transition. Impacted non-financial metrics have been updated prospectively.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate prior to January 1, 2018 represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less any discounts given to fleets or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate prior to January 1, 2018 represents the percentage of the dollar value of each transaction that WEX records as revenue, less any discounts given to customers or strategic relationships. With the adoption of Topic 606, effective January 1, 2018, net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platform in the United States.

Exhibit 4 Segment Revenue Information Fourth Quarter and Full Year Ended 2018 and 2017 (in thousands) (unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Fleet Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$129,084	$95,948	$33,136	35%	$464,980	$360,158	$104,822	29%
Account servicing revenue	34,623	42,845	(8,222)	(19)%	162,662	165,083	(2,421)	(1)%
Finance fee revenue	50,092	45,582	4,510	10%	190,528	159,336	31,192	20%
Other revenue	39,995	35,422	4,573	13%	156,970	138,533	18,437	13%
Total revenues	$253,794	$219,797	$33,997	15%	$975,140	$823,110	$152,030	18%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Travel and Corporate Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$52,878	$39,332	$13,546	34%	$203,289	$158,660	$44,629	28%
Account servicing revenue	9,678	7,003	2,675	38%	37,262	7,531	29,731	395%
Finance fee revenue	234	291	(57)	(20)%	1,391	760	631	83%
Other revenue	15,201	13,682	1,519	11%	61,402	57,096	4,306	8%
Total revenues	$77,991	$60,308	$17,683	29%	$303,344	$224,047	$79,297	35%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Health and Employee Benefit Solutions	2018	2017	Amount	Percent	2018	2017	Amount	Percent
Revenues
Payment processing revenue	$11,966	$10,452	$1,514	14%	$55,722	$50,348	$5,374	11%
Account servicing revenue	27,627	28,184	(557)	(2)%	108,172	103,956	4,216	4%
Finance fee revenue	194	6,784	(6,590)	(97)%	16,708	28,696	(11,988)	(42)%
Other revenue	9,624	6,054	3,570	59%	33,553	18,420	15,133	82%
Total revenues	$49,411	$51,474	$(2,063)	(4)%	$214,155	$201,420	$12,735	6%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor contact:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com